Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity (E&P) X, Inc.
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 5, 2015

Explanation of Responses:

(1)      This Form 3 is filed on behalf of Warburg Pincus Private Equity (E&P) X, Inc., a Delaware corporation (“WPX”). Warburg Pincus Private Equity (E&P) X-B, L.P., a Delaware limited partnership (“WP X-B”), is the sole shareholder of WPX. Warburg Pincus (E&P) X, L.P., a Delaware limited partnership (“WPX LP”), is the general partner of each of WP X-B and Warburg Pincus Private Equity (E&P) X-A, L.P., a Delaware limited partnership (“WP X-A”). Warburg Pincus (E&P) X, LLC, a Delaware limited liability company (“WPX LLC”), is the general partner of WPX LP. Warburg Pincus Partners (E&P) LLC, a Delaware limited liability company (“WP Partners”), is the sole member of WPX LLC. Warburg Pincus & Company US, LLC, a New York limited liability company (“WP US”) is the managing member of WP Partners ( WPX, WP X-A, WP X-B, WPX LP, WPX LLC, WP Partners, and WP US, collectively, the “Warburg Pincus Reporting Persons”).

(2)            On March 5, 2015, WPX acquired an aggregate of 4,847,321 shares of common stock of Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.) (“Common Stock” and such entity, the “Company”) in an underwritten offering by the Company, at a price of $11.05 per share (the “Offering”).

(3)            On March 5, 2015, WP X-A acquired an aggregate of 6,900,452 shares of Common Stock in the Offering.

(4)            By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 11,747,773 shares of Common Stock held collectively by WPX and WP X-A.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WPX and WP X-A, herein states that this Form 3 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 3. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock.

Solely for the purposes of Section 16 of the Exchange Act, each of WPX, WP X-A, WP X-B, WPX LP, WPX LLC, WP Partners, and WP US may be deemed a director-by-deputization by virtue of Peter R. Kagan and James R. Levy, managing directors of Warburg Pincus LLC, a New York limited liability company and manager of WP X-A (“WP LLC”), serving as members of the board of directors of the Company.

Due to the limitations on the number of Reporting Persons allowed on Form 3, Warburg Pincus LLC, a New York limited liability company and manager of each of WP X-B and WP X-A and certain other affiliated funds, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4 and 3.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.